EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-25938, 33-25939, 33-46233, 33-46234, 333-129633, 333-129634, 333-129637 and 333-131024 on Form S-8 and Registration Statement Nos. 333-111347 and 333-133267 on Form S-3 of our report dated June 18, 2007, which report expresses an unqualified opinion and includes explanatory paragraphs as to the adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” effective April 1, 2006 and the uncertainty concerning the substantial doubt about the Company’s ability to continue as a going concern, appearing in this Annual Report on Form 10-K of Clinical Data, Inc. for the year ended March 31, 2007.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
June 18, 2007